Exhibit 99.1
The Joint Corp. Reports First Quarter 2026 Financial Results
- First Quarter Revenues Grew 13%, Net Income Rose 34% and
Adjusted EBITDA Increased 22% Year over Year -
- Repurchased $1.1 Million of Shares -

SCOTTSDALE, Ariz., May 7, 2026 – The Joint Corp. (NASDAQ: JYNT) (the, “Company”) the nation's largest franchisor of chiropractic care through The Joint Chiropractic® network, today reported financial results for the first quarter ended March 31, 2026. The following figures represent continuing operations unless otherwise stated.

First Quarter 2026 Financial Highlights
•Grew revenues to $14.8 million, a 13% increase compared to the first quarter of 2025.
•Reported system-wide sales1 of $126.1 million, a decline of 4.9%.
•Reported comp sales2 of (4.2)%.
•Net income from consolidated operations improved 34% to $1.3 million from $1.0 million in the first quarter of 2025. Reported net income from continuing operations of $1.1 million compared to a net loss from continuing operations of $506,000 in the first quarter of 2025.
•Increased Adjusted EBITDA from consolidated operations 22% to $3.5 million from $2.9 million in the first quarter of 2025. Adjusted EBITDA from continuing operations was $2.2 million, compared to $46,000 in the first quarter of 2025.
•Cash flow from operating activities improved to $(1.5) million compared to $(3.7) million in the first quarter of 2025, and free cash flow (a non-GAAP metric) improved to $(1.7) million compared to $(4.0) million in the first quarter of 2025.
•Repurchased 137,000 shares for total consideration of $1.1 million, at an average of $8.35 per share.

First Quarter 2026 and Recent Operating Highlights
•Total clinic count was 943 at March 31, 2026, compared to 960 at December 31, 2025.
◦Opened three clinics and closed 20 clinics for a total of 868 franchised clinics and 75 company-owned or managed clinics at March 31, 2026, compared to 885 franchised clinics and 75 company-owned or managed clinics at December 31, 2025.
•Repurchased the rights to three regional developer territories, two of which were finalized in April.
•Introduced new sales initiative tests across B2B and direct-to-patient channels.

1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Update on Refranchising Efforts
The net effect of the below refranchising efforts effectively positions the Company as a pure-play franchisor, as only three of its 943 clinics will be company-owned or managed following completion of the transactions.
•April 2026: The Company signed an Asset Purchase Agreement for the sale of 45 company-owned or managed clinics located in Southern California to Elite Chiro Group for $2.3 million. As of April 27, 2026, Elite Chiro Group assumed business operations of 32 of these clinics under Management Service Agreements that will remain in effect until lease assignments are completed to permit the ownership transfer, and assumed ownership of the remaining 13 company-owned or managed clinics.
•March 2026: The Company signed a Letter of Intent for the sale of five company-owned or managed clinics in Northern California.

“During the first quarter of 2026, we continued to build a more efficient and profitable platform, advancing our refranchising efforts, optimizing our clinic portfolio, and tightening our operating structure across the system,” said President and Chief Executive Officer of The Joint Corp., Sanjiv Razdan. “In April, we entered into an agreement for the sale of 45 of our company‑owned or managed clinics, effectively completing our Joint 2.0 refranchising initiative, with fewer than 1% of our remaining clinic portfolio being company‑owned or managed. At the same time, we remain active with our capital allocation priorities with continued share repurchases, as well as the recent completion of three regional developer buybacks that further optimize our portfolio economics.”

“We also continued to build momentum across the business with new initiatives that strengthen patient engagement and support top‑line growth, along with disciplined cost management. Together, these efforts drove a 34% year-over-year increase in consolidated net income, a 22% increase in Adjusted EBITDA and a $2.3 million improvement in free cash flow, underscoring the strength and potential of our evolving operating model. Looking ahead, we remain focused on consistent execution as we deliver sustainable, long‑term value against growing consumer demand for longevity, health span, and non‑invasive whole‑body care.”

Financial Results for First Quarter Ended March 31, 2026 Compared to March 31, 2025

Revenue totaled $14.8 million in the first quarter of 2026, compared to $13.1 million in the first quarter of 2025, reflecting the early benefits of refranchising and portfolio optimization initiatives. Cost of revenue was $2.7 million, down 8% compared to the prior-year period, primarily due to lower regional developer royalties.

Selling and marketing expenses were $3.7 million, an increase of 6% compared to the first quarter of 2025, driven primarily by more clinics classified in continuing operations compared to the prior-year period. Depreciation and amortization expenses increased $35,000 over the same period, while general and administrative expenses increased 2% to $7.1 million. Included in general and administrative expenses is approximately $300,000 that relates to expenses that will not be incurred upon the completion of our refranchising strategy.

Income tax expense was $11,000, compared to $13,000 in the first quarter of 2025. Consolidated net income increased to $1.3 million, compared to $1.0 million in the first quarter of 2025. Net income from continuing operations was $1.1 million, compared to a net loss of $506,000 in the first quarter of 2025. Consolidated EPS was $0.09 per diluted share, compared to $0.06 per diluted share in the first quarter of 2025.

Adjusted EBITDA from consolidated operations increased 22% to $3.5 million and Adjusted EBITDA from continuing operations improved to $2.2 million, compared to $46,000 in the first quarter of 2025.

Balance Sheet and Cash Flow

Unrestricted cash was $20.7 million at March 31, 2026, compared to $23.6 million at December 31, 2025. The Company maintains a currently undrawn line of credit with JP Morgan Chase, which per a recent extension of the maturity date grants immediate access to $20 million through August 2029.

During the first quarter of 2026, the company repurchased approximately 137,000 shares for total consideration of $1.1 million, at an average price per share of $8.35. As of March 31, 2026, the Company has $4.5 million remaining under the $12 million stock repurchase program authorized in November 2025.

2026 Guidance

The Company reiterated 2026 guidance as originally provided on March 12, 2026, as follows:
•System-wide sales are expected to be between $519 million and $552 million.
•System-wide comp sales for clinics open 13 months or more are expected to be in the range of (3)% to 3%.
•Consolidated Adjusted EBITDA is expected to be in the range of $12.5 million and $13.5 million.
•New franchised clinic openings, excluding the impact of refranchised clinics, are expected to be in the range of 30 to 35. The Company is working with franchise owners to optimize the performance of the existing franchised clinic base. This may include closing underperforming clinics this year, which will result in the overall clinic count at 2026 year end being lower than 2025 year end.

Conference Call

The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday, May 7, 2026, after the market close. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing (833) 630-0823 or (412) 317-1831 and ask to be joined into the ‘The Joint’ call approximately 15 minutes prior to the start time.

The live webcast of the call with an accompanying slide presentation can be accessed in the IR events section of The Joint’s website at https://ir.thejoint.com/events and will be available for approximately one year. An audio archive can be accessed for one week by dialing (855) 669-9658 or (412) 317-0088 and entering conference ID 6402682.

About The Joint Corp. (NASDAQ: JYNT)

The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The Company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. Headquartered in Scottsdale and with over 940 locations nationwide and more than 14 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. The brand is consistently named to Franchise Times’ annual “Top 400” and “Fast & Serious” list of 40 smartest growing brands. Entrepreneur named The Joint “No. 1 in Chiropractic Services,” and it is regularly ranked on the publication’s “Franchise 500,” the “Fastest-Growing Franchises,” and the “Best of the Best” lists, as well as its “Top Franchise for Veterans” and “Top Brands for Multi-Unit Owners” lists. SUCCESS named the Company as one of the “Top 50 Franchises” in 2024. The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee, Washington, and West Virginia, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Commonly Discussed Performance Metrics

This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information

This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Free cash flow is presented as a supplemental measure of liquidity. Reconciliation of historical net income/(loss) to EBITDA, Adjusted EBITDA and free cash flow is presented in the tables below. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses (which includes contract termination costs associated with reacquired regional developer rights), net (gain)/loss on disposition or impairment, stock-based compensation expenses, costs related to restatement filings, restructuring costs, and litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business). The company defines free cash flow as net cash provided by (used in) operating activities less capital expenditures. EBITDA, Adjusted EBITDA and free cash flow do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States (“GAAP”). While EBITDA and Adjusted EBITDA are used as measures of financial performance and free cash flow is used as a measure of liquidity, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA, Adjusted EBITDA and free cash flow should be reviewed in conjunction with the company’s financial statements filed with the Securities and Exchange Commission (the “SEC”). Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA to the most directly comparable GAAP measure because the company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as "anticipates," "believes," "continues," "estimates," "expects," "goal," "objective," "intends,"

"may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements made in this press release include, among others, our belief that the net effect of the refranchising efforts related to the Asset Purchase Agreement and the Letter of Intent effectively positions the Company as a pure-play franchisor, as only three of its 943 clinics will be company-owned or managed following completion of the transactions; our belief that during the first quarter of 2026, we continued to build a more efficient and profitable platform, advancing our refranchising efforts, optimizing our clinic portfolio, and tightening our operating structure across the system; our belief that we remain active with our capital allocation priorities with continued share repurchases during the first quarter, as well as the recent completion of three regional developer buybacks that further optimize our portfolio economics; our belief that we continued to build momentum across the business with new initiatives that strengthen patient engagement and support top‑line growth, along with disciplined cost management and that, together, these efforts drove a 34% year-over-year increase in consolidated net income, a 22% increase in Adjusted EBITDA and a $2.3 million improvement in free cash flow, underscoring the strength and potential of our evolving operating model; our intention to remain focused on consistent execution as we deliver sustainable, long‑term value against growing consumer demand for longevity, health span, and non‑invasive whole‑body care; and our reiterated 2026 guidance for system-wide sales, system-wide comp sales, consolidated Adjusted EBITDA, and new franchised clinic openings. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, leading to increased labor costs and interest rates, as well as changes to import tariffs and increased gas prices, may lead to reduced discretionary spending, all of which may negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; short-selling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 13, 2026 and subsequent filings with the SEC. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Investor Contact:
Richard Land, Alliance Advisors IR, thejointinvestor@allianceadvisors.com (212)-838-3777

– Financial Tables Follow –

THE JOINT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$20,684,014	$23,601,810
Restricted cash	742,730	700,058
Accounts receivable, net	2,343,804	2,849,864
Deferred franchise and regional development costs, current portion	903,009	945,933
Prepaid expenses and other current assets	3,143,125	1,744,556
Discontinued operations current assets ($1.0 million and $1.0 million attributable to VIEs, respectively)	21,774,582	22,246,318
Total current assets	49,591,264	52,088,539
Property and equipment, net	3,042,920	3,159,226
Operating lease right-of-use asset	1,513,179	1,572,173
Deferred franchise and regional development costs, net of current portion	3,478,066	3,827,129
Deposits and other assets	296,042	319,460
Total assets	$57,921,471	$60,966,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$961,341	$1,588,665
Accrued expenses	1,613,826	1,501,838
Co-op funds liability	742,730	700,058
Payroll liabilities	2,095,574	4,055,752
Operating lease liability, current portion	280,253	194,179
Deferred franchise fee revenue, current portion	2,487,723	2,519,018
Upfront regional developer fees, current portion	240,468	277,394
Other current liabilities	550,232	611,231
Discontinued operations current liabilities ($6.2 million and $6.1 million attributable to VIEs, respectively)	21,198,560	21,368,446
Total current liabilities	30,170,707	32,816,581
Operating lease liability, net of current portion	1,762,036	1,815,527
Deferred franchise fee revenue, net of current portion	10,207,587	10,899,271
Upfront regional developer fees, net of current portion	286,768	355,556
Total liabilities	42,427,098	45,886,935
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, zero issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 15,739,642 shares issued and 14,267,643 shares outstanding and 15,471,715 shares issued and 14,142,626 shares outstanding, respectively	15,739	15,471
Additional paid-in capital	52,343,367	52,026,407
Treasury stock 1,471,999 shares and 1,329,089 shares, at cost, respectively	(13,393,663)	(12,192,081)
Accumulated deficit	(23,496,070)	(24,795,205)
Total The Joint Corp. stockholders' equity	15,469,373	15,054,592
Non-controlling Interest	25,000	25,000
Total equity	15,494,373	15,079,592
Total liabilities and stockholders' equity	$57,921,471	$60,966,527

THE JOINT CORP.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Royalty fees	$8,032,289	$8,070,985
Franchise fees	1,145,068	828,519
Advertising fund revenue	3,647,083	2,307,502
Software fees	1,534,901	1,461,967
Other revenues	460,892	408,617
Total revenues	14,820,233	13,077,590
Cost of revenues:
Franchise and regional development cost of revenues	2,269,758	2,551,235
IT cost of revenues	452,897	420,891
Total cost of revenues	2,722,655	2,972,126
Selling and marketing expenses	3,716,904	3,505,150
Depreciation and amortization	396,693	361,930
General and administrative expenses	7,084,986	6,914,945
Total selling, general and administrative expenses	11,198,583	10,782,025
Net loss on disposition or impairment	25,327	1,973
Income (loss) from continuing operations	873,668	(678,534)
Other income (loss), net	240,235	185,917
Income (loss) from continuing operations before income tax expense	1,113,903	(492,617)
Income tax expense (benefit)	11,112	13,404
Net income (loss) from continuing operations	1,102,791	(506,021)
Discontinued operations:
Income (loss) from discontinued operations before income tax expense	378,713	1,577,229
Income tax (benefit) expense from discontinued operations	182,369	103,412
Net income (loss) from discontinued operations	196,344	1,473,817
Net income (loss)	$1,299,135	$967,796

Net income (loss) from continuing operations per common share:
Basic	$0.08	$(0.03)
Diluted	$0.08	$(0.03)
Net income (loss) from discontinued operations per common share:
Basic	$0.01	$0.10
Diluted	$0.01	$0.10
Net income (loss) per common share:
Basic	$0.09	$0.06
Diluted	$0.09	$0.06

Basic weighted average shares	14,181,109	15,186,420
Diluted weighted average shares	14,185,152	15,263,152

THE JOINT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$1,299,135	$967,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	404,449	388,316
Net loss on disposition or impairment	403,090	1,135,330
Net franchise fees recognized upon termination of franchise agreements	(306,594)	(100,118)
Provision for credit losses	85,216	—
Stock-based compensation expense	280,000	293,941
Changes in operating assets and liabilities:
Accounts receivable	460,366	1,462,554
Prepaid expenses and other current assets	(982,100)	(2,017,426)
Deferred franchise costs	194,015	173,864
Deposits and other assets	23,278	15,914
Accounts payable	(678,729)	(481,554)
Accrued expenses	527,224	(2,989,008)
Payroll liabilities	(2,122,582)	(1,075,561)
Operating leases	(805,391)	(1,278,637)
Deferred revenue	(133,506)	(245,129)
Upfront regional developer fees	(105,714)	(73,230)
Other liabilities	(18,327)	122,294
Net cash used in operating activities	(1,476,170)	(3,700,654)

Cash flows from investing activities:
Proceeds from sale of clinics	—	40,100
Purchase of property and equipment	(234,600)	(331,505)
Net cash used in investing activities	(234,600)	(291,405)

Cash flows from financing activities:
Payments of finance lease obligation	—	(4,354)
Purchases of treasury stock under employee stock plans	(56,528)	(8,440)
Purchases of common stock under share repurchase programs	(1,145,054)	—
Proceeds from exercise of stock options	37,228	905,976
Net cash (used in) provided by financing activities	(1,164,354)	893,182

Decrease in cash, cash equivalents and restricted cash	(2,875,124)	(3,098,877)
Cash, cash equivalents and restricted cash, beginning of period	24,301,868	25,996,436
Cash, cash equivalents and restricted cash, end of period	$21,426,744	$22,897,559

Reconciliation of cash, cash equivalents and restricted cash:	March 31, 2026	March 31, 2025
Cash and cash equivalents	$20,684,014	$21,918,175
Restricted cash	742,730	979,384
Cash, cash equivalents and restricted cash, end of period	$21,426,744	$22,897,559

THE JOINT CORP.
CONSOLIDATED RECONCILIATION FROM GAAP TO NON-GAAP
(unaudited)

	Three Months Ended March 31,
	2026			2025
	from Continuing Operations	from Discontinued Operations	Net Operations	from Continuing Operations	from Discontinued Operations	Net Operations
Non-GAAP Financial Data:
Net income (loss)	$1,102,791	$196,344	$1,299,135	$(506,021)	$1,473,817	$967,796
Net interest (income) expense	(241,750)	—	(241,750)	(185,917)	239	(185,678)
Depreciation and amortization expense	396,693	7,757	404,450	361,930	26,385	388,315
Income tax expense	11,112	182,369	193,481	13,404	103,412	116,816
EBITDA	1,268,846	386,470	1,655,316	(316,604)	1,603,853	1,287,249
Stock compensation expense	280,000	—	280,000	293,941	—	293,941
Net loss on disposition or impairment	25,327	377,764	403,091	1,973	1,133,358	1,135,331
Restructuring costs	626,886	81,206	708,092	67,084	71,384	138,468
Litigation expenses	25,000	409,770	434,770	—	—	—
Adjusted EBITDA	$2,226,059	$1,255,210	$3,481,269	$46,394	$2,808,595	$2,854,989

THE JOINT CORP.
RECONCILIATION OF CASH FLOWS USED IN OPERATING ACTIVITIES TO FREE CASH FLOW(1)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows used in operating activities	$(1,476,170)	$(3,700,654)
Purchase of property, plant and equipment	(234,600)	(331,505)
Free cash flow	$(1,710,770)	$(4,032,159)

(1) Free cash flow represents cash flows provided by (used in) operating activities less capital expenditures.